                                                                   EXHIBIT 10.15

                              LIMITED UNDERTAKING

         This LIMITED UNDERTAKING (the "Agreement") is made as of ________ __, 2004 by and among Conseco, Inc., a Delaware corporation (the "Company"), Conseco Life Insurance Company of Texas ("CLTX"), an insurance company organized under the Texas Insurance Code and an indirect wholly-owned subsidiary of the Company, and _______________ ("Director").

         WHEREAS, the Company desires to attract and retain qualified directors and to provide them with protection against liability and expenses incurred while acting in that capacity;

         WHEREAS, the certificate of incorporation and bylaws of the Company and CDOC, Inc. ("CDOC"), and the operating agreement of Conseco Services LLC ("Services," and together with the Company and CDOC, "Indemnitors"), contain provisions for indemnifying individuals in connection with their service as members of the board of directors of the Company and board of managers of Services, respectively;

         WHEREAS, the Company, CDOC and Services are entering into an Indemnification Agreement with Director (the "Indemnification Agreement") pursuant to which the Company, CDOC and Services have agreed to jointly and severally indemnify Director against liabilities and expenses that Director may incur in connection with his service to the Company, CDOC and Services;

         WHEREAS, in light of the Company's recent emergence from bankruptcy and the high cost and limited availability of director and officer liability insurance, the amount of coverage that the Company has been able to obtain for its directors and officers (which as of the date of this Agreement is $100 million) is substantially less than the amount recommended by the Company's insurance broker and less than the amount of coverage the Company's predecessor provided to its officers and directors;

         WHEREAS, the Company is a holding company for a group of insurance subsidiaries, including, among others, CLTX, and conducts no business operations of its own and holds no material assets other than cash and cash equivalents and equity securities of its subsidiaries;

         WHEREAS, CLTX is organized under the Texas Insurance Code and is regulated by the Texas Department of Insurance (the "Department") thereunder;

         WHEREAS, the Department has advised the Company that, under Texas Insurance Code Sections 805.003(b), 823.102, 823.103 and 823.452, the execution of this Agreement is subject to the Department's prior review and approval;

         WHEREAS, CLTX and the Company's other insurance subsidiaries expect to derive substantial direct and indirect benefits from the Company in the form of, among other things, strategic direction, management expertise and financial support, and, furthermore, CLTX and the Company's other insurance subsidiaries expect to derive substantial direct and indirect benefits from Director's involvement with the Company and Services; and

         WHEREAS, as part of the mutually beneficially relationship among the Company, CLTX and the Company's other insurance subsidiaries, CLTX has agreed, pursuant to this Agreement and subject to Director's obligation to act in good faith and in a manner he reasonably believes to be in or not opposed to the best interests of the Company, to satisfy Indemnitors' payment obligations under the Indemnification Agreement to the extent such obligations are not satisfied by Indemnitors or out of the Company's director and officer liability insurance.

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in order to induce Director to continue to serve as a director of the Company and to serve as a manager of Services, and in consideration of Director's service to the Company and Services, the parties agree as follows:

                                    ARTICLE I

                             UNDERTAKING PROVISIONS

         SECTION 1.1       UNDERTAKING.

                (a) Subject to Section 1.3, and provided that Director has satisfied his obligation under Delaware law to act in good faith and in a manner he reasonably believes to be in or not opposed to the best interests of the Company, CLTX hereby:


                           (i) undertakes that Director shall receive full and
punctual payment when due, in accordance with the Indemnification Agreement, of all of the Indemnitors' payment obligations under the Indemnification Agreement, whether such payment obligations are absolute or contingent, or now or hereafter existing, or due or become due under the Indemnification Agreement, and all interest, fees, expenses or other amounts due or to become due in the future under the Indemnification Agreement (all such obligations hereinafter called the "Obligations"); and


                           (ii) indemnifies and holds harmless Director for any
and all costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred by Director in connection with the enforcement of any rights under this Agreement.

                (b) CLTX undertakes that the Obligations of Indemnitors will be paid strictly in accordance with the terms of the Indemnification Agreement. Subject to Section 1.3, CLTX's liability under this Agreement shall be absolute, unconditional and irrevocable irrespective of:

                           (i) any reduction, limitation, impairment or
termination of the Obligations of Indemnitors for any reason, including any waiver, release, surrender, alteration or compromise, and shall not be subject to (and CLTX hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of any event or occurrence affecting the Obligations of Indemnitors; or

                           (ii) any other circumstance which might otherwise
constitute a defense available to, or a legal or equitable discharge of, Indemnitors, including, but not limited to any defense based on (A) the rejection of the Indemnification Agreement or any of the Obligations of Indemnitors thereunder in any proceeding under the United States Bankruptcy Code, (B) the disallowance of any claim asserted by Director in any proceeding under the United States Bankruptcy Code or otherwise based on the Obligations of Indemnitors under the

Indemnification Agreement or (C) any limitation or diminution of the amounts payable by Indemnitors under the Indemnification Agreement imposed by law or any court, it being the intention of the parties that this Agreement shall in any or all of such circumstances be payable to the full extent of the Obligations of Indemnitors as set forth in the Indemnification Agreement as if no such defense were available or asserted.

         SECTION 1.2 LIMITATIONS ON UNDERTAKING. Notwithstanding anything to the contrary in this Agreement, the obligations of CLTX shall be subject to the following limitations:

                (a) Two Year Time Limitation. CLTX shall have no obligation to make payments with respect to any claim which arises from or relates to any action or omission of Director occurring after the second anniversary of the date of this Agreement (the "Coverage Period").

                (b) Unrelated Business Activities. CLTX shall have no obligation to make payments with respect to any claim which is neither directly or indirectly related to, nor directly or indirectly for the benefit of, the insurance, advisory or investment business and activities of the Company and its subsidiaries (or activities at the Company, Services or other subsidiaries of the Company which directly or indirectly support or provide services to the insurance, advisory or investment businesses, including, without limitation, the accounting, public reporting and corporate finance activities at the Company level).

                (c) Priority of Policyholders. The right of Director to receive payments from CLTX under this Agreement shall be subordinate in right of payment to obligations to policyholders. CLTX shall not make any payment to Director under this Agreement unless, after giving effect to such payment, CLTX's risk based capital shall be at least 250% of the authorized control level; it being understood that if CLTX does not satisfy such condition at the time its obligation to make payments hereunder arises but subsequently satisfies such condition, it shall make payment at such subsequent time (but subject to satisfaction of the other conditions to payment set forth herein). The parties understand and agree that, for regulatory approval purposes, payments under this Agreement by CLTX will be treated as distributions under the Texas Insurance Code. Any payment under this Agreement shall be treated as an ordinary distribution unless such payment (when aggregated with all dividends and distributions by CLTX in the preceding 12 months) would constitute an extraordinary distribution under Section 823.107 of the Texas Insurance Code. Any payment under this Agreement that would be treated as an extraordinary distribution under Section 823.107 of the Texas Insurance Code shall be subject to the notice and approval provisions of that section.

                (d) Limitation on Coverage. In no event will CLTX's obligations under this Agreement and similar limited undertaking agreements entered into with other directors of the Company exceed $150 million in the aggregate.

                (e) Priority of Obligations. It is understood and agreed that the first source of recovery in respect of any losses incurred by Director shall be the Company's director and officer liability insurance policy (if available) and that the second source of recovery shall be payments from the Company, CDOC and Services under the Indemnification Agreement. CLTX's liability for payment under this Agreement shall only be triggered after Director has used commercially reasonable efforts to obtain recovery under the Company's director and officer liability insurance policy and from the Company, CDOC and Services under the Indemnification Agreement.

         SECTION 1.3 SUBROGATION. In the event of payment by CLTX to Director under this Agreement, CLTX shall be subrogated to the extent of such payment to all of the rights of recovery of Director against Indemnitors, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable CLTX effectively to bring suit to enforce such rights.

         SECTION 1.4 DIRECTOR AND OFFICER LIABILITY INSURANCE. The Company hereby agrees to use commercially reasonable efforts to obtain and at all times maintain, for the benefit of Director, coverage of at least $100 million under a director and officer liability insurance policy (or such other amount as is available on commercially reasonable terms in the marketplace). If the Company does not maintain at least $100 million in director and officer liability insurance, it will promptly notify the Department and the Department will have the ability to request and require CLTX to amend or terminate this Agreement.

         SECTION 1.5 REINSTATEMENT. CLTX agrees that this Agreement shall continue to be effective or to be reinstated, as the case may be, if any time any payment (in whole or in part) of any of the Obligations is rescinded or must otherwise be restored by Director, whether upon the insolvency, bankruptcy or reorganization of either Indemnitor or otherwise, all as though such payment had not been made.

         SECTION 1.6 WAIVER. CLTX hereby waives promptness, diligence, notice or acceptance and any other notice with respect to any of the Obligations of Indemnitors and/or obligations under this Agreement.

         SECTION 1.7   SUCCESSORS, TRANSFEREES AND ASSIGNS. This Agreement shall
(a) be binding on CLTX, and its successors, transferees and assigns; and (b) inure to the benefit of and be enforceable by Director or his heirs, beneficiaries, transferees and assigns.

                                   ARTICLE II

                     REPRESENTATIONS AND WARRANTIES OF CLTX

         To induce Director to continue to serve as a director of the Company and to serve as a manager of Services, CLTX represents and warrants that:

         SECTION 2.1 ORGANIZATION. CLTX is duly organized, validly existing and in good standing under the laws of the state of its incorporation and CLTX is duly qualified to transact business and in good standing as a foreign corporation, authorized to do business in each jurisdiction where the nature of its business makes such qualification necessary and failure to so qualify could reasonably be expected to have a material adverse effect upon its business or assets or upon its ability or right to carry out all of the terms of this Agreement.

         SECTION 2.2 AUTHORIZATION. CLTX (a) has the power to execute, deliver and perform this Agreement, and (b) has taken all necessary action to authorize the execution, delivery and performance of this Agreement, including, without limitation, approval and/or ratification of this

Agreement by its board of directors, which, in connection with such approval, reviewed a true copy of the Indemnification Agreement and determined that the consideration being received by CLTX for the execution and delivery of this Agreement is fair to CLTX and reasonable.

         SECTION 2.3 NO CONFLICT. The execution, delivery and performance by CLTX of this Agreement and payments made pursuant to this Agreement do not and will not (a) contravene or conflict with any provision of any law, statute, rule or regulation, (b) contravene or conflict with, result in any breach of, or constitute a default under, any material agreement or instrument binding on CLTX (including, without limitation, any writ, judgment, injunction or other similar court order), (c) result in the creation or imposition of or the obligation to create or impose any lien upon any of the property or assets of CLTX or (d) contravene or conflict with any provision of the Articles of Incorporation or By-laws (or equivalent governing documents) of CLTX.

                                   ARTICLE III

                                  MISCELLANEOUS

         SECTION 3.1 INDEMNIFICATION. CLTX agrees to indemnify Director and hold Director harmless from and against any and all liabilities, losses, claims, damages, costs and expenses of any kind which Director may incur or to which he may become subject, whether directly or indirectly (including, without limitation, the reasonable fees and expenses of counsel for Director), relating to or arising out of this Agreement or the enforcement by Director of this Agreement.

         SECTION 3.2 NOTICES. All notices, requests and other communications to any party hereunder shall be in writing and shall be given to such party at its address or facsimile number. Each such notice, request or other communication shall be effective (a) if given by facsimile when such facsimile is transmitted to the proper facsimile number, (b) if given by United Sates mail, seventy-two (72) hours after such communication is deposited in the mails by certified or registered mail return receipt requested, with sufficient postage prepaid, addressed to the proper addres or (c) if given by recognized courier (such as Federal Express or UPS) which guarantees next business day delivery, when delivered to the proper address. The Company shall promptly provide written notice to the Department of (a) any claims made by any party under the Indemnification Agreements and (b) any notices of claims or potential claims made under the Company's director and officer insurance policy. In no event shall CLTX make any payment hereunder without first providing the Department thirty (30) days advance written notice of such payment.

         SECTION 3.3 NO ASSIGNMENT. Neither CLTX, the Company nor Director shall assign this Agreement nor any interest herein without the mutual consent of the other party hereto.

         SECTION 3.4 AMENDMENTS. The provisions of this Agreement may from time to time be amended, modified or waived, only if such amendment, modification or waiver is in writing and consented to by CLTX, the Company and Director, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         SECTION 3.5   SECTION HEADINGS. The section headings in this
Agreement are inserted for convenience of reference and shall not be considered part of this Agreement or used in its interpretation.

         SECTION 3.6 NO LIMITATION OF OTHER OBLIGATIONS. All obligations of CLTX and the Company and rights of Director or obligation expressed in this Agreement shall be in addition to and not in limitation of those provided under applicable law or in any other written instrument or agreement relating to any of the Obligations. Nothing in this Agreement (including the limitations under Section 1.2) shall limit (a) the right or obligation of the Company, CDOC or Services to indemnify their directors, officers and employees or (b) the circumstances in which Director is entitled to indemnification from the Company, CDOC or Services (it being understood that the limitations on payments under this Agreement apply only to payments by CLTX to Director under this Agreement).

         SECTION 3.7 GOVERNING LAW; REGULATORY APPROVAL. If CLTX has insufficient funds from which to make any payment to Director under this Agreement, CLTX will comply with all required insurance regulatory notices and approvals relating to any dividends from its subsidiaries that it may seek in connection with such payment. This Agreement shall be a contract made under and governed by the laws of the State of Texas, without regard to conflicts of laws principles. All obligations of CLTX and the Company and rights of Director in respect of the obligations of CLTX expressed herein shall be in addition to and not in limitation of those provided by applicable law.

         SECTION 3.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, but all of such counterparts shall constitute but one and the same agreement.

         SECTION 3.9 NOT A CONTRACT OF INSURANCE. Nothing contained in this Agreement shall be interpreted as creating a contract of insurance between CLTX, the Company and Director, and Director shall not be deemed a policyholder for any purpose under this Agreement.

         SECTION 3.10 FUNDING. All amounts payable or credited to Director shall be paid in cash from the general assets of CLTX. CLTX shall be under no obligation to establish a special or separate fund, or to segregate any of its assets, to assure payment of amounts under this Agreement.

         SECTION 3.11  UNSECURED CREDITOR. Nothing contained in this
Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, nor a fiduciary relationship between CLTX and Director. To the extent that Director acquires a right to receive any amount from CLTX under this Agreement, such right shall be no greater than the right of an unsecured creditor of CLTX. Director acknowledges that, in the event that CLTX becomes financially distressed (whether due to insolvency or otherwise), CLTX's ability to pay benefits to Director under this Agreement could be impaired.

                                    * * * * *

         IN WITNESS WHEREOF, the parties have executed this Limited Undertaking as of the date first written above.

                                  CONSECO LIFE INSURANCE COMPANY OF TEXAS

                                  By:
                                      ---------------------------------------
                                      Name:
                                      Title:


                                  CONSECO, INC.

                                  By:
                                      ---------------------------------------
                                      Name:
                                      Title:


AGREED AND ACCEPTED:

---------------------------
Name:

Address:

---------------------------
---------------------------
---------------------------